ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Petroleum Corporation Announces Closing of Public Offering
SAN ANTONIO (January 25, 2017) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced the closing of its public offering of 25,000,000 shares of common stock at a price of $2.40 per share, less applicable underwriting discounts.
Seaport Global Securities LLC, Canaccord Genuity Inc. and Stephens Inc. are acting as joint book-running managers for the offering. Copies of the prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Seaport Global Securities LLC, 360 Madison Avenue, 21st Floor, New York, NY 10017, or by telephone at: (646) 264‐5629, or by email at vkump@seaportglobal.com; Canaccord Genuity Inc., ATTN: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, or by telephone at (617) 371-3900; or Stephens Inc.’s Prospectus Department at Stephens Inc., 111 Center Street, Little Rock, AR 72201, ATTN: Prospectus Department (prospectus@stephens.com) or by telephone at (501) 377-2131.
The common stock will be issued and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.
Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

gking@abraxaspetroleum.com
www.abraxaspetroleum.com